Exhibit 99.11

DEED OF ADHERENCE

This Deed of Adherence (this “Deed”) is entered into on October 29, 2022

BY:

J.P. Morgan Trust Company of Delaware, a corporation incorporated under the laws of Delaware as the trustee for and on behalf of Hodge Mountain 2020 Irrevocable Trust (the “Additional Member”).

RECITALS:

(A)          On September 9, 2022, the parties listed on Annex A to this Deed (the “Existing Members”) entered into a consortium agreement (the “Consortium Agreement”) and proposed to, among other things, undertake an acquisition transaction (the “Transaction”) with respect to 111, Inc., a company incorporated under the laws of the Cayman Islands and listed on the NASDAQ Global Market (“NASDAQ”) (the “Company”), pursuant to which the Company would be delisted from NASDAQ and deregistered under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(B)          Additional members may be admitted to the Consortium pursuant to Section 1.4 of the Consortium Agreement.

(C)          The Additional Member now wishes to participate in the Transaction contemplated under the Consortium Agreement, to sign this Deed, and to be bound by the terms of the Consortium Agreement as a Party thereto.

THIS DEED WITNESSES as follows:

1.	Defined Terms And Construction

(a)	Capitalized terms used but not defined herein shall have the meaning set forth in the Consortium Agreement.

(b)	This Deed shall be incorporated into the Consortium Agreement as if expressly incorporated into the Consortium Agreement.

2.	Undertakings

(a)	Assumption of obligations

The Additional Member undertakes to each other Party to the Consortium Agreement that he or she will, with effect from the date hereof, perform and comply with each of the obligations of a Party as if he or she had been a Party to the Consortium Agreement at the date of execution thereof and the Existing Members agree that where there is a reference to a “Party” it shall be deemed to include a reference to the Additional Member and with effect from the date hereof, all the rights of a Party provided under the Consortium Agreement will be accorded to the Additional Member as if the Additional Member had been a Party under the Consortium Agreement at the date of execution thereof. The number of Rollover Shares to be contributed by the Additional Member are set forth in Schedule A hereto.

3.	Representations And Warranties

(a)	The Additional Member represents and warrants to each of the other Parties as follows:

(1)	Capacity

He or she is legally competent to enter into this Deed and has reviewed carefully the provisions of this Deed and the Consortium Agreement.

(2)	Due Authorization

He or she has full power and authority to execute and deliver this Deed and the execution, delivery and performance of this Deed by the Additional Member has been duly authorized by all necessary actions including consent by his or her spouse, if any.

(3)	Legal, Valid and Binding Obligation

This Deed has been duly executed and delivered by the Additional Member and constitutes the legal, valid and binding obligation of the Additional Member, enforceable against him or her in accordance with the terms hereof.

(4)	Ownership

As of the date of this Deed, (i) the Additional Member holds (A) of record the number of Company Shares set forth under the heading “Shares Held of Record” next to his or her name on Schedule B hereto (specifying the number held as Class A and Class B ordinary shares of the Company, and Class A ordinary shares in the form of ADSs), free and clear of any encumbrances or restrictions, and (B) the other Securities set forth under the heading “Other Securities” next to his or her name on Schedule B hereto, in each case free and clear of any encumbrances or restrictions; (ii) the Additional Member has the sole right to Control the voting and disposition of such Company Shares (if any) and any other Securities (if any) held by him or her; and (iii) none of the Additional Member and his or her Affiliates owns, directly or indirectly, any Company Shares or other Securities, other than as set forth on Schedule B hereto.

(5)	Reliance

The Additional Member acknowledges that the Existing Members have consented to the admission of the Additional Member to the Consortium on the basis of and in reliance upon (among other things) the representations and warranties in Sections 3(a)(1) to 3(a)(4) above, and the Existing Members’ consent was induced by such representations and warranties.

4.	Miscellaneous

Sections 7 (Notices), 9.9 (Governing Law), and 9.10 (Dispute Resolution) of the Consortium Agreement shall apply mutatis mutandis to this Deed.

[Signature page follows.]

IN WITNESS WHEREOF, the Additional Member has executed this Deed as a deed and delivered this Deed as of the day and year first above written.

EXECUTED AS A DEED BY		)

J.P. Morgan Trust Company of Delaware
as the trustee for and on behalf of
Hodge Mountain 2020 Irrevocable Trust		)
)
)
)
By:	/s/ Tamika R.Gayle	)
Name: Tamika R.Gayle
Title: Vice President

in the presence of
Signature:	/s/ David P Manni
Name: David P Manni
Occupation: Trust Officer
Address: 500 Stanton Christiana Road, Newark, DE 19713

Notice details:
Address: 500 Stanton Christiana Road, Newark, DE 19713
Attention: Tamika Gayle
Facsimile: +1 302 634 5344
E-mail: tamika.r.gayle@jpmorgan.com

[Deed of Adherence Signature Page]

ANNEX A (DEED OF ADHERENCE)

EXISTING MEMBERS

1.	Gang Yu
2.	Infinity Cosmo Limited
3.	Junling Liu
4.	Sunny Bay Global Limited
5.	Shanghai Guosheng Capital Management Co., Ltd.